EXHIBIT 99
                                                                   ----------
EMC INSURANCE GROUP INC. ANNOUNCES
RESTATED 2004 THIRD QUARTER AND
NINE MONTH RESULTS


RESTATED FINANCIAL HIGHLIGHTS

Third Quarter 2004
  Operating Income(1) Per Share -- $0.10
  Net Income Per Share -- $0.16

Nine Months Ended September 30, 2004
  Operating Income(1) Per Share -- $0.92
  Net Income Per Share -- $1.18

     DES MOINES, Iowa (October 29, 2004) - EMC Insurance Group Inc. (Nasdaq/NM:EMCI) today announced restated earnings for the third quarter and nine months ended September 30, 2004 due to an error in the calculation of investment income for the third quarter of 2004. This error was caused by an overstatement of accrued interest income on one municipal fixed maturity security. The restatement resulted in a reduction of $441,000 in the previously reported third quarter investment income and a reduction of $418,000 ($0.04 per share) in the previously reported third quarter net income. The overstatement of accrued interest income was caused by a manual input error on the yield of this one security. The Company currently out-sources the investment accounting function, but will be bringing this function in-house effective January 1, 2005.
     Operating income was $0.10 per share for the third quarter ended September 30, 2004 compared to operating income of $0.49 per share for the third quarter of 2003(1). Operating income for the nine months ended September 30, 2004 was $0.92 per share compared to $1.25 per share for the same period in 2003.
     Net income, including realized investment gains, was $1,858,000 ($0.16 per share) for the third quarter of 2004 compared to $6,382,000 ($0.56 per share) for the third quarter of 2003. Net income for the nine months ended September 30, 2004 was $13,673,000 ($1.18 per share) compared to $14,258,000
($1.25 per share) for the same period in 2003.
     Net book value of the Company's stock as of September 30, 2004 was $16.43 per share, compared to $15.72 per share at December 31, 2003.

The remaining narrative of this release restates the information contained in the October 28, 2004 release.
_____________________________________________________________________________

     As reported on October 8, 2004, third quarter results were adversely affected by four hurricanes that hit the Southern United States in August and September. The Company's reinsurance segment had exposure to all four hurricanes and reached its $1.5 million cap on losses assumed per occurrence on each of them. Hurricane losses in the property and casualty insurance segment, the majority of which are associated with damage caused by Hurricane Ivan in the Gulf States, totaled $2.4 million. Total losses associated with these four hurricanes amounted to $8.4 million. On an after-tax basis, these hurricane losses reduced third quarter earnings by $5.5 million or $0.47 per share.
     Total catastrophe and storm losses for the Company increased significantly to $10,790,000 ($0.61 per share after tax) in the third quarter of 2004 from $8,703,000 ($0.49 per share after tax) in the third quarter of 2003. For the first nine months of 2004, catastrophe and storm losses totaled $19,002,000 ($1.07 per share after tax) compared to $20,131,000 ($1.14 per share after tax) for the same period in 2003.
     As reported on September 27, 2004, the Company strengthened its prior years' reserves during the third quarter of 2004 in response to a recently completed actuarial evaluation of the carried reserves for the property and casualty insurance segment. This increase in reserves amounted to $588,000 and reduced third quarter earnings by $382,000 ($0.03 per share) on an after-tax basis. Actuarial evaluations of the Company's carried reserves are performed on a regularly-scheduled basis and additional evaluations will be performed during the remainder of the year. The Company's standard practice is to adjust its carried reserves as necessary in response to these evaluations in an effort to maintain a consistent level of reserve adequacy.
     Adverse development on prior years' reserves totaled $2,512,000 in the third quarter of 2004 compared to favorable development of $1,437,000 in the third quarter of 2003. For the first nine months of 2004, adverse development on prior years' reserves totaled $4,719,000 compared to adverse development of $2,726,000 for the same period in 2003.
     "The property and casualty insurance industry has been severely impacted by the four hurricanes that hit the Southern United States during the third quarter," stated President and CEO Bruce G. Kelley. "Industry-wide losses are expected to exceed those of Hurricane Andrew, which cost the industry $22 billion in 1992. Although these hurricanes impacted our third quarter results more than we would have liked, we were able to limit our losses in the reinsurance segment to $1.5 million per storm under the terms of the quota share agreement with Employers Mutual Casualty Company. The adverse reserve development experienced in 2004 is primarily the result of steps taken to ensure that our reserves are adequate. Significant reserve strengthening has occurred and we believe that appropriate actions have been taken to address this issue."
     Premiums earned increased 4.0 percent to $87,588,000 for the three months ended September 30, 2004 from $84,210,000 for the same period in 2003. For the nine months ended September 30, 2004, premiums earned increased 3.4 percent to $255,031,000 from $246,570,000 for the same period in 2003. These increases are primarily attributed to rate increases implemented during the last few years in the property and casualty insurance business as well as moderate growth and improved pricing in the assumed reinsurance business.
The overall market for property and casualty insurance remained stable during the third quarter of 2004 but moderated slightly in certain lines of business and select territories due to an increase in price competition. No significant changes are anticipated in the commercial lines marketplace for the remainder of the year and the Company will continue to implement rate increases in those lines of business and/or territories where such action is warranted; however, the overall impact of these rate increases is expected to be smaller than those implemented during the recent past.
     The Company's GAAP combined ratio was 107.6 percent in the third quarter of 2004 compared to 98.6 percent in the third quarter of 2003. For the first nine months of 2004, the GAAP combined ratio was 102.8 percent compared to
100.3 percent for the same period in 2003.
     EMC Insurance Group Inc., the publicly-held insurance holding company of EMC Insurance Companies, owns subsidiaries with operations in property and casualty insurance and reinsurance. EMC Insurance Companies is one of the largest property and casualty entities in Iowa and among the top 60 insurance entities nationwide. For more information, visit our website www.emcinsurance.com.
--------------------
     The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management's current expectations and actual results of the Company may differ materially from such expectations. The risks and uncertainties that may affect the actual results of the Company include but are not limited to the following: catastrophic events and the occurrence of significant severe weather conditions; state and federal legislation and regulations; rate competition; changes in interest rates and the performance of financial markets; the adequacy of loss and settlement expense reserves, including asbestos and environmental claims; rate agency actions and other risks and uncertainties inherent to the Company's business. When we use the words "believe", "expect", "anticipate", "estimate" or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

     (1)The Company uses a non-GAAP financial measure called "operating income" that management believes is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the U.S. GAAP financial measure of net income. Therefore, we have provided a reconciliation of this non-GAAP financial measure to the U.S. GAAP financial measure of net income in the Summary of Consolidated Financial Data schedule contained in this release. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance.





                    Summary of Consolidated Financial Data
                               (UNAUDITED)

                               Three months ended       Nine months ended
                                 September 30,            September 30,
                            ----------------------- -------------------------
                                2004        2003        2004         2003
                            ----------- ----------- ------------ ------------
Premiums earned ............$87,587,991 $84,210,207 $255,030,560 $246,569,873
Net investment income ......  7,683,052   7,013,882   21,822,692   22,247,862
Other income ...............    136,227     195,993      477,818      628,151
                            ----------- ----------- ------------ ------------
Total revenues ............. 95,407,270  91,420,082  277,331,070  269,445,886

Losses and expenses ........ 94,813,638  83,671,446  264,179,734  249,570,981
                            ----------- ----------- ------------ ------------
  Operating income before
    income tax (benefit)
    expense ................    593,632   7,748,636   13,151,336   19,874,905

Income tax (benefit) expense   (583,551)  2,129,748    2,487,184    5,624,066
                            ----------- ----------- ------------ ------------
Operating income after
  income tax (benefit)
  expense ..................  1,177,183   5,618,888   10,664,152   14,250,839
                            ----------- ----------- ------------ ------------
Realized investment gains ..  1,048,118   1,174,178    4,629,753       10,977

Income tax expense .........    366,841     410,962    1,620,414        3,842
                            ----------- ----------- ------------ ------------
  Net realized investment
    gains ..................    681,277     763,216    3,009,339        7,135
                            ----------- ----------- ------------ ------------
    Net income .............$ 1,858,460 $ 6,382,104 $ 13,673,491 $ 14,257,974
                            =========== =========== ============ ============

Operating income per share
- basic and diluted ........$      0.10 $      0.49 $       0.92 $       1.25
                            =========== =========== ============ ============

Net income per share
- basic and diluted ........$      0.16 $      0.56 $       1.18 $       1.25
                            =========== =========== ============ ============

Dividend per share .........$      0.15 $      0.15 $       0.45 $       0.45
                            =========== =========== ============ ============

Average number of shares
  outstanding
- basic and diluted ........ 11,561,870  11,471,458   11,547,544   11,439,176
                            =========== =========== ============ ============


WRITTEN PREMIUMS
                                     2004           2003
                                 -----------    -----------
Property & Casualty Insurance:
Three Months ended:
  March 31,.....................$ 60,183,531    $ 60,022,622
  June 30, .....................  66,960,456      65,126,418
  September 30, ................  76,232,406      73,490,595
                                 -----------    ------------
Year to date: ..................$203,376,393    $198,639,635
                                ============    ============

Reinsurance:
Three Months ended:
  March 31,.....................$ 24,500,287    $ 23,301,452
  June 30, .....................  22,019,240      22,160,253
  September 30, ................  23,793,866      22,159,616
                                 -----------    ------------
Year to date: ..................$ 70,313,393    $ 67,621,321
                                ============    ============

Total:
Three Months ended:
  March 31,.....................$ 84,683,818    $ 83,324,074
  June 30, .....................  88,979,696      87,286,671
  September 30, ................ 100,026,272      95,650,211
                                 -----------    ------------
Year to date: ..................$273,689,786    $266,260,956
                                ============    ============



                             Consolidated Balance Sheet
                                                   September 30, December 31,
                                                       2004          2003
ASSETS                                             ------------  ------------
Investments:                                        (UNAUDITED)
  Fixed maturities:
    Securities held-to-maturity, at amortized cost
      (fair value $16,541,150 and $21,167,655) ... $ 15,454,308  $ 19,423,013
    Securities available-for-sale, at fair value
      (amortized cost $470,364,157 and
      $382,326,388) ..............................  492,665,562   405,758,798
  Fixed maturity securities on loan:
    Securities held-to-maturity, at amortized cost
      (fair value $23,925,936 and $32,686,769) ...   23,064,082    30,422,335
    Securities available-for-sale, at fair value
      (amortized cost $68,298,857 and
      $117,184,150) ..............................   68,696,468   118,026,960
  Equity securities available-for-sale, at fair
    value (cost $42,105,590 and $38,998,075) .....   53,037,428    49,008,498
  Other long-term investments, at cost ...........    5,233,448     4,758,019
  Short-term investments, at cost ................   49,334,579    63,568,064
                                                   ------------  ------------
           Total investments .....................  707,485,875   690,965,687

Balances resulting from related party transactions
  with Employers Mutual:
    Reinsurance receivables ......................   18,907,928    15,861,754
    Prepaid reinsurance premiums .................    4,068,335     3,297,228
    Intangible asset, defined benefit
      retirement plan ............................    1,016,492     1,016,492
    Other assets .................................    2,915,555     1,857,284
    Indebtedness of related party ................   21,332,660             -

Cash .............................................      139,137   (14,069,102)
Accrued investment income ........................    8,009,927     7,821,652
Accounts receivable (net of allowance for
  uncollectible accounts of $0 and $0) ...........      352,243       379,423
Income taxes recoverable .........................    2,377,884             -
Deferred policy acquisition costs ................   30,821,003    26,737,784
Deferred income taxes ............................   11,018,838    10,345,429
Goodwill, at cost less accumulated amortization
  of $2,616,234 and $2,616,234 ...................      941,586       941,586
Securities lending collateral ....................   95,076,692   154,556,758
                                                   ------------  ------------
           Total assets .......................... $904,464,155  $899,711,975
                                                   ============  ============
LIABILITIES
Balances resulting from related party transactions
  with Employers Mutual:
    Losses and settlement expenses ............... $408,575,101  $367,923,881
    Unearned premiums ............................  144,163,805   124,832,607
    Other policyholders' funds ...................    2,094,794     1,390,594
    Surplus notes payable ........................   36,000,000    36,000,000
    Indebtedness to related party ................            -     2,175,118
    Employee retirement plans ....................   10,051,235     9,965,600
    Other liabilities ............................   18,559,689    19,336,366

Income taxes payable .............................            -     2,780,500
Securities lending obligation ....................   95,076,692   154,556,758
                                                   ------------  ------------
       Total liabilities .........................  714,521,316   718,961,424
                                                   ------------  ------------


STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 20,000,000
  shares; issued and outstanding, 11,563,694
  shares in 2004 and 11,501,065 shares in 2003 ...   11,563,694    11,501,065
Additional paid-in capital .......................   70,468,709    69,113,228
Accumulated other comprehensive income ...........   21,860,055    22,285,668
Retained earnings ................................   86,050,381    77,850,590
                                                   ------------  ------------
       Total stockholders' equity ................  189,942,839   180,750,551
                                                   ------------  ------------
       Total liabilities and stockholders' equity  $904,464,155  $899,711,975
                                                   ============  ============



                                    Segment Information
                                        (UNAUDITED)

                            Property
Nine Months Ended         and Casualty                 Parent
September 30, 2004         Insurance   Reinsurance    Company    Consolidated
------------------        ------------ ------------ ------------ ------------
Premiums earned ......... $186,908,651 $ 68,121,909 $          - $255,030,560

Underwriting (loss) gain   (13,553,017)   6,293,346            -   (7,259,671)
Net investment income ...   14,841,998    6,922,873       57,821   21,822,692
Other income ............      477,818            -            -      477,818
Interest expense ........      579,375      254,925            -      834,300
Other expenses ..........      580,422            -      474,781    1,055,203
                          ------------ ------------ ------------ ------------
  Operating income
   (loss) before income
   tax expense (benefit)       607,002   12,961,294     (416,960)  13,151,336

Realized investment gains    3,527,524    1,102,229            -    4,629,753
                          ------------ ------------ ------------ ------------
  Income (loss) before
    income tax expense
    (benefit) ........... $  4,134,526 $ 14,063,523 $   (416,960)$ 17,781,089
                          ============ ============ ============ ============

                            Property
Nine Months Ended         and Casualty                 Parent
September 30, 2003         Insurance   Reinsurance    Company    Consolidated
------------------        ------------ ------------ ------------ ------------
Premiums earned ......... $180,870,135 $ 65,699,738 $          - $246,569,873

Underwriting (loss) gain    (5,946,040)   5,280,747            -     (665,293)
Net investment income ...   15,619,265    6,608,422       20,175   22,247,862
Other income ............      628,151            -            -      628,151
Interest expense ........      726,237      315,929            -    1,042,166
Other expenses ..........      811,645            -      482,004    1,293,649
                          ------------ ------------ ------------ ------------
  Operating income
    (loss) before income
    tax expense (benefit)    8,763,494   11,573,240     (461,829)  19,874,905

Realized investment gains
   (losses) .............      114,645     (103,668)           -       10,977
                          ------------ ------------ ------------ ------------
  Income (loss) before
    income tax expense
    (benefit) ........... $  8,878,139 $ 11,469,572 $   (461,829)$ 19,885,882
                          ============ ============ ============ ============

                                              September 30,
Other data:                              2004              2003
--------------------------------------------------------------------
                                               (UNAUDITED)
Book Value Per Share ..............      $16.43            $15.13
Price to Book Value ...............        1.28x             1.17x
Common stock price ................      $21.01            $17.66
Effective tax rate ................       23.1%             28.3%
Statutory surplus* as regards
  policyholders-insurance
  subsidiaries (in thousands) .....    $178,307          $159,486


         Annualized Data
-----------------------------------
Net income as a percent of
  beginning stockholders' equity ..       10.1%             12.1%
Average ROE .......................        9.8%             11.5%
P/E Multiple (price/last 4 qtrs) ..       12.3x             10.4x

* Statutory data rather than GAAP. However, this data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' Accounting Practices and Procedures Manual. Consequently, no reconciliation to GAAP is required by the Security and Exchange Commission's Regulation G.